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                                                                    EXHIBIT 15.1

August 8, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 8, 2006 on our review of interim financial information of Visteon Corporation (the "Company") for the three and six month periods ended June 30, 2006 and June 30, 2005 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2006 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758,
333-40202, 333-87794, and 333-115463) dated June 21, 2000, June 21, 2000, June
26, 2000, May 8, 2002, and May 13, 2004, respectively.

Very truly yours,

/s/  PricewaterhouseCoopers LLP